UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 20, 2025

Ondas Holdings Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-39761	47-2615102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Park Drive, Suite 1410, Boston, MA 02210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (888) 350-9994

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	ONDS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer, Treasurer and Secretary

As previously reported on Ondas Holdings Inc.’s (the “Company”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2024, the Board of Directors (the "Board") of the Company appointed Neil Laird, Interim Chief Financial Officer (principal financial and accounting officer), Treasurer and Secretary of the Company, effective June 21, 2024.

On June 20, 2025, the Board removed interim from Mr. Laird’s title and appointed Mr. Laird Chief Financial Officer (principal financial and accounting officer), Treasurer and Secretary of the Company, effective June 22, 2025. Biographical information for Mr. Laird is set forth in the Company’s Definitive Proxy Statement filed with the SEC on April 21, 2025, and incorporated herein by reference.

There are no related party transactions between the Company and Mr. Laird which would require disclosure under Item 404 of Regulation S-K.

Employment Agreement with Chief Financial Officer, Treasurer and Secretary

On June 23, 2025, the Company entered into an employment agreement with Mr. Laird in connection with his appointment as Chief Financial Officer, Treasurer and Secretary of the Company, effective June 22, 2025 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Laird will be paid an annual base salary of $300,000 and will be eligible to participate in the benefits plan established for Company employees. Mr. Laird will also be (i) paid a one-time discretionary bonus of $50,000 to be paid on July 1, 2025, (ii) granted 100,000 shares of the Company’s common stock underlying time-based restricted stock units, which shall vest in eight successive equal quarterly installments, and (iii) granted non-qualified stock options to purchase 100,000 shares of the Company's common stock, which shall become exercisable in eight successive equal quarterly installments.

Pursuant to the Employment Agreement, Mr. Laird will be an at will employee of the Company. If (i) Mr. Laird is terminated by the Company without Cause (as defined in the Employment Agreement), (ii) Mr. Laird terminates his employment due to Constructive Termination (as defined in the Employment Agreement), or (iii) Mr. Laird's employment terminates as a result of his disability, the Company will provide Mr. Laird the following compensation: (a) Accrued Obligations (as defined in the Employment Agreement) through the date of termination and (b) reimbursement for all COBRA premium continuation payments for Mr. Laird and his eligible dependents for every benefit for which COBRA is applicable, for a period of six (6) months following the date of termination.

Additionally, if Mr. Laird is terminated in connection with a Change in Control (as defined in the Employment Agreement), the Company will provide Mr. Laird the following compensation: (i) Accrued Obligations (as defined in the Employment Agreement) through the date of termination, (ii) continued payment of base salary and plan benefits on a monthly basis for a period of six (6) months, following the date of termination, including reimbursement for all COBRA premium continuation payments for Mr. Laird and his eligible dependents for every benefit for which COBRA is applicable, for a period of six (6) months following the date of termination, and (iii) immediately accelerate vesting for all outstanding restricted stock units and stock options.

The payment of the severance payments described above are conditioned on Mr. Laird's continued compliance with the terms of the Employment Agreement and the IP Agreement (as defined in the Employment Agreement), and Mr. Laird executing, delivering to the Company and not revoking a general release and non-disparagement agreement. The Employment Agreement contains standard non-compete and non-solicitation provisions.

The foregoing summary of the terms of the Employment Agreement with Mr. Laird does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated June 23, 2025, between Ondas Holdings Inc. and Neil Laird.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 25, 2025	ONDAS HOLDINGS INC.

	By:	/s/ Eric A. Brock
Eric A. Brock
Chief Executive Officer

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